Exhibit 10.1

To:	SolarEdge Technologies, Inc. [_____]

Attention: [_____]

Telephone No.: [_____]

From:	[Dealer]

Re:	[Base][Additional] Capped Call Transaction

Date:	[______], 2024

Dear Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between [_______] (“Dealer”)[, represented by [_______] (“Agent”) as its agent,] and SolarEdge Technologies, Inc., a Delaware corporation (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.            This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern and in the event of any inconsistency between terms defined in the Equity Definitions and this Confirmation, this Confirmation shall govern.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the Trade Date (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine; [and] (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer, (a) with a Threshold Amount” of 3% of the shareholders’ equity of [Dealer][Dealer Parent (“Dealer Parent”)]1 on the Trade Date, (b) “Specified Indebtedness” having the meaning set forth in Section 14 of the Agreement, except that it shall not include any obligation in respect of deposits received in the ordinary course of Dealer’s banking business, (c) the phrase “, or becoming capable at such time of being declared,” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, and (d) the following sentence shall be added to the end of Section 5(a)(vi) of the Agreement: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the relevant party to make payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”[; (iii) the election of an executed guarantee of [_______] (the “Guarantor”) dated as of the Trade Date in substantially the form attached hereto as Schedule 1 as a Credit Support Document; and (iv) the election of Guarantor as a Credit Support Provider in relation to Dealer.”]2 ).

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

1 To include “Goldman Sachs Group Inc.” for GS.

2 Not applicable for GS.

2.            The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	[______], 2024

Effective Date:	[______], 2024, or such other date as agreed by the parties in writing.

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Options and Expiration Date set forth in Annex A to this Confirmation. The exercise, valuation and settlement of the Transaction will be effected separately for each Component as if each Component were a separate Transaction under the Agreement.

Option Style:	“European”, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	Common Stock of Counterparty, par value USD$0.0001 (Ticker Symbol: “SEDG”).

Number of Options:	For each Component, as provided in Annex A to this Confirmation.[3]

Option Entitlement:	One Share Per Option

Strike Price:	USD [_______]

Cap Price:	USD [_______]; provided that in no event shall the Cap Price be reduced to an amount less than the Strike Price in connection with any adjustment by the Calculation Agent under this Confirmation.

3 For the base capped call, the total should be equal to (i) the number of Convertible Notes in principal amount of $1,000 initially issued on the closing date for the Convertible Notes (excluding any Convertible Notes sold pursuant to the option to purchase additional notes) multiplied by (ii) the initial conversion rate [multiplied by (iii) Dealer’s applicable percentage]. For the additional capped call, the total should be equal to (i) the number of additional Convertible Notes in principal amount of $1,000 multiplied by (ii) the initial conversion rate [multiplied by (iii) Dealer’s applicable percentage].

Number of Shares:	As of any date, a number of Shares equal to the product of (i) the Number of Options and (ii) the Option Entitlement.

Premium:	USD [________] (Premium per Option approximately USD [_______]). Dealer and Counterparty hereby agree that notwithstanding anything to the contrary herein or in the Agreement, following the payment of the Premium, in the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction and, as a result, Counterparty owes to Dealer the amount calculated under Section 6(d) and Section 6(e) or otherwise under the Agreement (calculated as if the Transactions terminated on such Early Termination Date were the sole Transactions under the Agreement) or (b) Counterparty owes to Dealer, pursuant to Sections 12.2, 12.3, 12.6, 12.7, 12.8 or 12.9 of the Equity Definitions or otherwise under the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

Premium Payment Date:	[______], 2024[4]

Exchange:	The Nasdaq Global Select Market

Related Exchange:	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such Section.

Procedures for Exercise:

Expiration Time:	The Valuation Time

Expiration Date:	For any Component, as provided in Annex A to this Confirmation (or, if such date is not a Scheduled Valid Day, the next following Scheduled Valid Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the earlier of (x) the first succeeding Scheduled Valid Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder and (y) the Final Termination Date; and provided further that, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, if the Final Termination Date is a Disrupted Day, the Relevant Price for any Expiration Date that occurs on such day shall be the prevailing market value per Share determined by the Calculation Agent in a good faith and commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine in a good faith and commercially reasonable manner that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make commercially reasonable adjustments to the Number of Options for the relevant Component for which such day shall be the Expiration Date, shall designate the Scheduled Valid Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Options for such Component and shall determine the Relevant Price based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

4 Insert the closing date for the Convertible Notes.

Final Termination Date:	[_____]

Automatic Exercise:	Applicable, which means that the Number of Options for the relevant Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component if at such time such Component is In-the-Money, as determined by the Calculation Agent, unless Buyer notifies Seller (in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur with respect to such Component, in which case Automatic Exercise will not apply with respect to such Component. “In-the-Money” means, in respect of any Component, that the Relevant Price on the Expiration Date for such Component is greater than the Strike Price for such Component.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in a good faith and commercially reasonable manner.

Valuation Date:	For any Component, the Expiration Date therefor.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“ ‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Exchange Business Day for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

Settlement Terms:

Settlement Method Election:

Applicable; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by replacing the term “Physical Settlement” with the term “Net Share Settlement”, (b) Counterparty must make a single irrevocable election for all Components and (c) if Counterparty is electing Cash Settlement, such Settlement Method Election will be effective only if Counterparty represents and warrants to Dealer in writing on the date of such Settlement Method Election that (i) Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares, and (ii) such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Without limiting the generality of the foregoing, Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Sections 9 and 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder in respect of such election.

Electing Party:	Counterparty

Settlement Method Election Date:	The second Scheduled Valid Day prior to the scheduled Expiration Date for the Component with the earliest scheduled Expiration Date.

Default Settlement Method:	Net Share Settlement

Net Share Settlement:

With respect to any Component, if Net Share Settlement is applicable to the Options exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the Settlement Date, a number of Shares (the “Net Share Settlement Amount”) equal to (i) the Daily Option Value on the Expiration Date of such Component divided by (ii) the Relevant Price on such Expiration Date.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the Expiration Date of such Component.

Cash Settlement:	With respect to any Component, if Cash Settlement is applicable to the Options exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the Settlement Date, an amount of cash (the “Cash Settlement Amount”) equal to the Daily Option Value on the Expiration Date of such Component.

Daily Option Value:	For any Component, an amount equal to (i) the Number of Options in such Component, multiplied by (ii) the Option Entitlement, multiplied by (iii) (A) the lesser of the Relevant Price on the Expiration Date of such Component and the Cap Price, minus (B) the Strike Price on such Expiration Date; provided that if the calculation contained in clause (iii) above results in a negative number, the Daily Option Value for such Component shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or other day on which banking institutions are authorized or required by law, regulation or executive order to close or be closed in the State of New York.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SEDG <equity> AQR” (or its equivalent successor if such page is not available) (the “VWAP”) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent in a good faith and commercially reasonable manner using, if practicable, a volume-weighted average method substantially similar to the method for determining the VWAP). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Date:	For all Components of the Transaction, the date one Settlement Cycle immediately following the Expiration Date for the Component with the latest scheduled Expiration Date.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settlement.”

Representation and Agreement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the parties agree that open market Share repurchases at prevailing market price or accelerated share repurchases, forward contracts or similar transactions (including without limitation any discount to average VWAP prices) that are entered into at prevailing market prices and in accordance with customary market terms for transactions of such type to repurchase Shares shall not be considered Potential Adjustment Events; provided, further, that, any such open market Share repurchases or the entry into any such accelerated share repurchase transaction, forward contract or similar transaction described in the immediately preceding proviso shall constitute a Potential Adjustment Event to the extent that, after giving effect to such repurchase or transaction, the aggregate number of Shares repurchased during the term of the Transaction pursuant to any such open market Share repurchases or accelerated share repurchases, forward contracts or similar transactions described in the immediately preceding proviso would exceed 20% of the greater of (x) the number of Shares outstanding as of the Trade Date and (y) the number of Shares outstanding as of the end of the Issuer’s most recently completed fiscal year, as determined by Calculation Agent in a commercially reasonable manner.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, (a) the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of The New York Stock Exchange, the Nasdaq Global Market or the Nasdaq Global Select Market (or their respective successors),” and (b) the following phrase shall be inserted immediately prior to the period: “and (iii) of a corporation organized under the laws of the United States, any State thereof or the District of Columbia that (x) also becomes the Counterparty under the Transaction or (y) agrees to be subject to Sections 8(d) and 8(e) of the Confirmation governing the Transaction, in either case, following such Merger Event or Tender Offer”.

Merger Events:	Applicable

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that the Calculation Agent may elect Component Adjustment for all or part of the Transaction

Tender Offer:	Applicable; provided that the definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions will be amended by replacing the phrase “greater than 10% and less than 100% of the outstanding voting shares of the Counterparty” in the third and fourth line thereof with “(a) greater than 15% and less than 100% of the outstanding Shares of the Counterparty in the event that such Tender Offer is being made by any entity or person other than the Counterparty or any subsidiary thereof or (b) greater than 20% and less than 100% of the outstanding Shares of the Counterparty in the event that such Tender Offer is being made by the Counterparty or any subsidiary thereof”. In addition, Section 12.1(e) of the Equity Definitions shall be amended by replacing “voting shares” in the first line thereof with “Shares” and Section 12.1(l) of the Equity Definitions shall be amended by replacing “voting shares” in the fifth line thereof with “Shares”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Consequences of Announcement Events:	Upon an Announcement Event (as defined below), the Calculation Agent, in a commercially reasonable manner, shall make a Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, references to “Tender Offer” shall be replaced by references to “Announcement Event”, references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)” and the words “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event,” shall be inserted prior to the word “which” in the seventh line. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable (it being understood and agreed that the Calculation Agent shall provide to Counterparty commercially reasonable documentary evidence of the inputs used to make such adjustments to the terms of the Transaction, subject to, and in accordance with, Section 3 hereof); provided further that (a) for the avoidance of doubt, Calculation Agent, in good faith and in its commercially reasonable discretion, may determine whether the relevant Announcement Event has had a material economic effect on the Transaction and, if so, shall adjust the Cap Price accordingly to take into account the economic effect of the relevant Announcement Event on the Transaction, without duplication with respect to any other adjustment, to preserve the fair value of the Transaction to the parties on one or more occasions on or after the date of the Announcement Event up to, and including, the related Expiration Date, any Early Termination Date and/or any other date of cancellation and (b) upon the Calculation Agent making any such adjustment(s), determined in a commercially reasonable manner, to the Cap Price with respect to any Announcement Event, then the Calculation Agent shall make an adjustment to the Cap Price upon any announcement regarding the same event that gave rise to the original Announcement Event regarding the abandonment of any such event to the extent necessary to reflect the economic effect of such subsequent announcement on the Transaction. Dealer acknowledges that an adjustment required to be made by the Calculation Agent in respect of an Announcement Event may result in an increase to the Cap Price.

Announcement Event:	(i) The public announcement (whether by Counterparty or a Valid Third Party Entity) of any Merger Event or Tender Offer, or the announcement by Counterparty of any intention to enter into a Merger Event or Tender Offer, (ii) the public announcement by Counterparty of an intention by Counterparty to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer, (iii) there occurs a public announcement (whether by Counterparty or a Valid Third Party Entity) of any potential acquisition or disposition by Counterparty and/or its subsidiaries where the consideration exceeds 35% of the market capitalization of the Counterparty as of the date of such announcement, or (iv) any subsequent public announcement (whether by Counterparty or a Valid Third Party Entity) of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i), (ii) or (iii) of this sentence (including, without limitation, a new announcement relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention); provided that, for the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” “Merger Event” shall have the meaning set forth in Section 12.1(b) of the Equity Definitions; provided that the portion of such definition following the definition of “Reverse Merger” shall be disregarded.

Valid Third Party Entity:	In respect of any transaction, any third party that the Calculation Agent determines has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent shall take into consideration the effect of the relevant announcement by such third party on the Shares and/or options on the Shares).

Notice of Merger Consideration and Consequences:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the relevant Merger Date) notify the Calculation Agent of (i) the type and amount of consideration that a holder of Shares would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause Shares to be converted into the right to receive more than a single type of consideration and (ii) the weighted average of the types and amounts of consideration to be received by the holders of Shares that affirmatively make such an election.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof, (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (iv) adding the words “provided that, in the case of clause (Y) hereof and any law, regulation or interpretation, the consequence of such law, regulation or interpretation is applied equally by Dealer to all of its similarly situated counterparties and/or similar transactions;” after the semi-colon in the last line thereof.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:

Applicable; provided that:

(i)       Section 12.9(a)(v) of the Equity Definitions is hereby amended by adding the following at the end of such Section:

“, provided that any such inability that is incurred solely due to the deterioration of the creditworthiness of the Hedging Party shall not be deemed a Hedging Disruption. For the avoidance of doubt, (i) the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk, and (ii) the transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:	Not Applicable

Hedging Party:	Dealer. Following any determination by the Hedging Party hereunder (not including, for the avoidance of doubt, any election by the Hedging Party that it is permitted to make), promptly following a written request of Counterparty therefor, the Hedging Party shall provide to Counterparty by email to the email address provided by Counterparty a written explanation and report (in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail any determination made by it (including, as applicable, any quotations, market data, information from internal sources used in making such determinations, descriptions of methodology and any assumptions and basis used in making such determination), it being understood that the Hedging Party shall not be obligated to disclose any proprietary or confidential models or proprietary or confidential information used by it for such determination. The Hedging Party shall use commercially reasonable efforts to provide such written explanation and report within five (5) Exchange Business Days from the receipt of such request. All calculations, adjustments and determinations by Dealer acting in its capacity as the Hedging Party shall be made in a good faith and in a commercially reasonable manner and assuming that Dealer maintains a commercially reasonable hedge position.

Determining Party:	For all applicable Extraordinary Events, Dealer; all calculations and determinations made by the Determining Party shall be made in good faith and in a commercially reasonable manner; provided that, upon receipt of written request from Counterparty, the Determining Party shall promptly provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Determining Party’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.            Calculation Agent: Dealer; provided that following the occurrence of an Event of Default of the type described in Section 5 (a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five (5) Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent.

All calculations and determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner, and by reference to the effect on Dealer assuming the Dealer maintains a commercially reasonable hedge position with respect to the Transaction; provided that, upon receipt of written request from Counterparty, the Calculation Agent shall promptly provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including a description of such hedge position, if relevant, any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.

4.            Account Details:

Dealer Payment Instructions:

[__________]

Counterparty Payment Instructions: To be provided by Counterparty.

5.            Offices:

The Office of Dealer for the Transaction is: [__________]

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

6.            Notices: For purposes of this Confirmation:

(a)            Address for notices or communications to Counterparty:

SolarEdge Technologies, Inc.

[______]

Attention: [_____]

Telephone No.: [_____]

(b)            Address for notices or communications to Dealer:

[__________]

[__________]

[__________]

Attention: [__________]

Telephone: [__________]

Facsimile: [__________]

Email: [__________]

With a copy to:

[__________]

[__________]

[__________]

Attention: [__________]

Telephone: [__________]

Facsimile: [__________]

Email: [__________]

7.            Representations, Warranties and Agreements:

(a)            In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)            On the Trade Date (A) Counterparty is not aware of any material non-public information regarding Counterparty or the Shares, and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)            On the Trade Date, (A) the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”), and (B) Counterparty is not engaged in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M.

(iii)            On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(iv)          Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(v)           Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi)          On or prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction.

(vii)         Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the Exchange Act.

(viii)        Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix)           On each of the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the aggregate Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(x)            To Counterparty’s knowledge, no U.S. state or local law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that no such representation shall be made by Counterparty with respect to any rules and regulations applicable to Dealer (including FINRA) arising from Dealer’s status as a regulated entity under applicable law.

(xi)           Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing, (C) has total assets of at least USD50 million.

(b)          Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c)          Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d)          Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e)          As a condition to the effectiveness of the Transaction, Counterparty shall deliver to an opinion of counsel, dated as of the Premium Payment Date, with respect to the matters set forth in Section 3(a) of the Agreement and Section 7(viii) of this Confirmation, subject to customary assumptions, qualifications, and exceptions.

(f)           Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with the Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(g)          [Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(h)          Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.]5

8.            Other Provisions:

(a)          Right to Extend. Dealer may divide any Component into additional Components and designate the Expiration Date and the Number of Options for each such Component if Dealer determines, in good faith and a commercially reasonable manner, that such further division is necessary or advisable to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect transactions with respect to Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be compliant and consistent with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures (provided that such requirements, policies and procedures relate to legal or regulatory issues and are generally applicable in similar situations and are applied in a consistent manner to similar transactions); provided that in no event shall any Expiration Date for any Component be postponed to a date later than the Final Termination Date.

5 Include only for FINRA regulated dealers

(b)          Additional Termination Events. Promptly (but in any event within ten Scheduled Trading Days) following any repurchase and cancellation, redemption or conversion (a “Repurchase Event”) of the Counterparty’s [●]% Convertible Senior Notes due 2029 (the “Convertible Notes”) issued pursuant to the Counterparty’s indenture (the “Indenture”) [to be]6 dated [_____], 2024 between the Counterparty and Computershare Trust Company, National Association, as trustee, including without limitation pursuant to Article 16 of the Indenture in connection with a redemption of the Convertible Notes or pursuant to Section 15.02 of the Indenture in connection with a “Fundamental Change” (as defined in the Indenture), Counterparty may notify Dealer in writing of (i) such repurchase and cancellation, redemption or conversion, (ii) the number of Convertible Notes so repurchased, cancelled, redeemed or converted and (iii) the number of Shares underlying such Convertible Notes and the number of Options as to which Counterparty elects to exercise its termination rights under this Section 8(b), which number shall not exceed [[___]%7 of] the number of Shares underlying such Convertible Notes (any such notice, a “Repurchase Notification”)[; provided that any “Repurchase Notification” delivered to Dealer pursuant to the Base Capped Call Transaction Confirmation letter agreement dated [__________], 2024 between Dealer and Counterparty (the “Base Call Option Confirmation”) shall be deemed to be a Repurchase Notification pursuant to this Confirmation and the terms of such Repurchase Notification shall apply, mutatis mutandis, to this Confirmation]8. Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of (x) any Repurchase Notification, within the applicable time period set forth in the preceding sentence, and (y) a written representation and warranty by Counterparty that, as of the date of such Repurchase Notification, Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares, shall constitute an Additional Termination Event as provided in this paragraph. Upon receipt of any such Repurchase Notification and the related written representation and warranty, Dealer shall promptly designate an Exchange Business Day following receipt of such Repurchase Notification as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (A) [(x)] the number of Options specified in the Repurchase Notification[, minus (y) the number of “Repurchase Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Notes (and for the purposes of determining whether any Options under this Confirmation or under, and as defined in, the Base Call Option Confirmation will be among the Repurchase Options hereunder or under, and as defined in, the Base Call Option Confirmation, the number of Convertible Notes specified in such Repurchase Notification shall be allocated first to the Base Call Option Confirmation until all Options thereunder are exercised or terminated)]9 and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repurchase Options on a pro rata basis across all Components, as determined by the Calculation Agent. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Repurchase Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction.

(c)            Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event is within the Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) and 6(e) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below) unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) as of the date of such election, Counterparty represents that is not in possession of any material non-public information regarding Counterparty or the Shares, and that such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (c) Dealer agrees, in its commercially reasonable discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) and 6(e) of the Agreement, as the case may be, shall apply.

6 Delete if additional capped call is executed after the Indenture is executed.

7 [Insert Dealer’s applicable percentage.]

8 Include in additional capped call confirmation only.

9 Include in additional capped call confirmation only

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the market price of the Share Termination Delivery Units and/or the purchase price paid in connection with the commercially reasonable purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(d)            Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of legal counsel, the Shares acquired by Dealer for the purpose of effecting a commercially reasonable hedge of its obligations pursuant to the Transaction (the “Hedge Shares”) cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, use its commercially reasonable efforts to make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering for companies of a similar size in a similar industry, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities for companies of a similar size in a similar industry, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty in customary form for registered offerings of equity securities for companies of a similar size in a similar industry, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities for companies of a similar size in a similar industry and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities for companies of a similar size in a similar industry; provided, however, that if Counterparty elects clause (i) above but Dealer, in its commercially reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of companies of a similar size in a similar industry, in form and substance commercially reasonably satisfactory to Dealer using commercially reasonable efforts to include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements of equity securities of companies of a similar size in a similar industry, as is reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its good faith and commercially reasonable judgment, to compensate Dealer for any customary liquidity discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the then-prevailing market price, as determined by Dealer in a commercially reasonable manner, at one or more times on such Exchange Business Days, and in the amounts, requested by Dealer.

(e)            Repurchase Notices. Counterparty shall, on or prior to any day on which Counterparty effects any repurchase of Shares, give Dealer written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage would reasonably be expected to be (i) greater than [ ]10% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof); provided that Counterparty may provide Dealer with advance notice on or prior to any such day, which may include the maximum number of Shares that may be repurchased under a repurchase program entered into in reliance or Rule 10b5-1(c) and the approximate period in which such purchases may occur, to the extent it expects that repurchases effected on such day may result in an obligation to deliver a Repurchase Notice (and in such case, any such advance notice shall be deemed a Repurchase Notice to the maximum extent of repurchases set forth in such advance notice as if Counterparty had executed such repurchases). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares plus the number of Shares underlying any other call options sold by Dealer to Counterparty and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all commercially reasonable losses (including direct losses relating to Dealer's commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any U.S. state or federal law, regulation or regulatory order, in each case relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all commercially reasonable expenses (including commercially reasonable outside counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty, in each case relating to or arising out of such failure. Counterparty shall be relieved from liability under this Section 8(e) to the extent that the Indemnified Party fails promptly to notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder (it being understood that any such notice delivered within 30 calendar days of the commencement of any such action shall be deemed to have been delivered promptly for such purpose), if and to the extent that Counterparty is materially prejudiced by such delayed notification. In addition, Counterparty shall not have liability for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, such consent not to be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, such consent not to be unreasonably withheld, effect any settlement of any such proceeding contemplated by this paragraph that is pending or threatened in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceedings on terms reasonably satisfactory to such Indemnified Person. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer. Counterparty will not be liable under this indemnity provision to the extent any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from Dealer’s gross negligence or willful misconduct.

10 To be 0.5% higher than the number of Shares underlying the capped call (including the additional capped call (assuming the greenshoe is exercised in full))[of the Dealer with the largest number of options, divided by (ii) total Shares outstanding on the Trade Date].

(f)            Transfer and Assignment. Either party may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed; provided that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to (A) any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations would be guaranteed by Dealer [or Dealer Parent] or (B) solely to the extent necessary to eliminate an Excess Ownership Position (as defined below), any person (including any affiliate of Dealer not meeting the requirements described in clause (A)) or any person whose obligations would be guaranteed by a person (a “Designated Transferee”), in either case under this clause (B), with a rating for its or its guarantor’s (whichever is higher) long-term, unsecured and unsubordinated indebtedness at least equivalent to either (x) Dealer’s (or its guarantor’s) or (y) A3 from Moody’s Investor Service, Inc. or its successor or A- from Standard and Poor’s Rating Group, Inc. or its successor; provided further that (i) Dealer will promptly notify Counterparty in writing following any transfer or assignment to a Designated Transferee described in clause (A) or (B) above, (ii) an Event of Default, Potential Event of Default or Termination Event will not occur as result of such transfer and assignment, (iii) Counterparty will not (x) be required to pay the transferee or assignee of such rights or obligations on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Counterparty would have been required to pay Dealer in the absence of such transfer or assignment, or (y) receive from the transferee or assignee on any payment date or delivery date an amount under Section 2(d)(i)(4) of the Agreement less than the amount that Counterparty would have received from Dealer in the absence of such transfer or assignment, except to the extent any amounts are attributable to a Change in Tax Law (as defined in the Agreement) occurring after the transfer or assignment, and (iv) the transferee or assignee shall provide Counterparty with a complete and accurate U.S. Internal Revenue Service Form W-9 or W-8 (as applicable) prior to becoming a party to the Transaction. If at any time at which (1) the Equity Percentage exceeds 8.5% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under the Business Combinations Statute or other federal, state or local law, rule, regulation or regulatory order or organizational documents or contracts of Counterparty applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), Dealer, in its reasonable discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Valid Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists following such partial termination. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form, or be deemed part of, a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day.

In the case of a transfer or assignment by Counterparty of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that Dealer may impose including, but not limited, to the following conditions:

(A)            With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(e) or any obligations under Section 2 (regarding Extraordinary Events) or 8(d) of this Confirmation;

(B)            Any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended);

(C)            Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of customary legal opinions with respect to securities laws and other matters by such third party and Counterparty as are reasonably requested and reasonably satisfactory to Dealer;

       (D)            Dealer will not, as a result of such transfer and assignment, (1) be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment, or (2) receive from the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement less than the amount that Dealer would have received from Counterparty in the absence of such transfer or assignment, except to the extent of any deduction or withholding resulting from a Change in Law occurring after the date of the transfer and/or assignment;

       (E)            An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

       (F)            Without limiting the generality of clause (B), Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

       (G)            Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(g)            Staggered Settlement. If Dealer determines reasonably and in good faith based on the reasonable advice of counsel (a) with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s commercially reasonable hedging activities hereunder, that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on the Settlement Date or (b) that the number of Shares required to be delivered to Counterparty hereunder on the Settlement Date would have resulted in the Equity Percentage on such date to exceed an Excess Ownership Position, then Dealer may, by notice to Counterparty prior to the Settlement Date (a “Nominal Settlement Date”), elect to deliver any Shares due to be delivered on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i)            in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver hereunder on the Settlement Date among the Staggered Settlement Dates or delivery times; and

(ii)            the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; provided that in no event shall any Staggered Settlement Date be a date later than the Final Termination Date.

(h)            Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i)            No Netting and Set-off. The provisions of Section 2(c) and 6(f) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(j)            Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(k)            Early Unwind. In the event the sale of the [Firm Securities]11 [Option Securities]12 (as defined in the Purchase Agreement, dated as of [_____], 2024, between Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, as representatives of the several purchasers thereto, and Counterparty (the “Purchase Agreement”)) is not consummated pursuant to the Purchase Agreement for any reason by the close of business in New York on [_____], 2024 (or such later date as agreed upon by the parties which in no event shall be later than the second Scheduled Valid Day following [_____], 2024) (such date or such later date as agreed upon being the “Accelerated Unwind Date”), the Transaction shall automatically terminate on the Accelerated Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Accelerated Unwind Date.

(l)            Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(m)            Amendments to Equity Definitions and the Agreement. The following amendments shall be made to the Equity Definitions:

(i)            solely for purposes of applying the Equity Definitions and for purposes of this Confirmation, any reference in the Equity Definitions to a Strike Price shall be deemed to be a reference to either of the Strike Price or the Cap Price, or both, as appropriate;

(ii)            for the purpose of any adjustment under Section 11.2(c) of the Equity Definitions, the first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: “(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has, in the commercially reasonable judgment of the Calculation Agent, a material effect on the theoretical value of the relevant Shares or options on the Shares (provided that such event is not based on (x) an observable market, other than the market for Counterparty’s own stock or (y) an observable index, other than an index calculated and measured solely by reference to Counterparty’s own operations) and, if so, will (i) make appropriate adjustment(s), if any, determined in a commercially reasonable manner, to any one or more of:” and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(provided that, solely in the case of Sections 11.2(e)(i), (ii)(A), (iv) and (v), no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares but, for the avoidance of doubt, solely in the case of Sections 11.2(e) (ii)(B) through (D), (iii), (vi) and (vii) adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

11 Include for base capped call transaction

12 Include for additional capped call transaction

(iii)           Section 11.2(a) of the Equity Definitions is hereby amended by (1) deleting the words “in the determination of the Calculation Agent, a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing these words with “in the commercially reasonable judgment of the Calculation Agent, a material effect on the theoretical value of the Shares or options on such Shares”; and (2) adding at the end thereof “; provided that such event is not based on (i) an observable market, other than the market for Counterparty’s own stock or (ii) an observable index, other than an index calculated measured solely by reference to Counterparty’s own operations”;

(iv)          Section 11.2(e)(vii) of the Equity Definitions is hereby amended and restated as follows: “any corporate event involving the Issuer or its securities that in the commercially reasonable judgment of the Calculation Agent has a material effect on the theoretical value of the Shares or options on the Shares; provided that such event is not based on (a) an observable market, other than the market for Counterparty’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to Counterparty’s own operations.”;

(v)           Section 12.7(b) of the Equity Definitions is hereby amended by deleting the words “(and in any event within five Exchange Business Days) by the parties after” appearing after the words “agreed promptly” and replacing with the words “by the parties on or prior to”; and

(vi)          “Extraordinary Dividend” (as such term is used in the Equity Definitions) means any cash dividend on the Shares.

(n)          [Insert Agency Boilerplate, If Any.][Reserved.]

(o)          Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

(p)          Adjustments. For the avoidance of doubt, whenever the Calculation Agent or Determining Party is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent or Determining Party shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(q)          Delivery or Receipt of Cash. For the avoidance of doubt, other than payment of the Premium by Counterparty, nothing in this Confirmation shall be interpreted as requiring Counterparty to cash settle the Transaction, except in circumstances where cash settlement is within Counterparty’s control (including, without limitation, where Counterparty elects to deliver or receive cash) or in those circumstances in which holders of Shares would also receive cash.

(r)          Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

(s)          Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(t)            Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed signature page by facsimile or electronic transmission (e.g. “pdf” or “tif”), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com, shall be effective as delivery of a manually executed counterpart hereof.

(u)            Tax Matters. For purposes of Section 4(a)(i) of the Agreement, on or prior to the Trade Date and at any other time reasonably requested by Dealer, Counterparty shall have delivered to Dealer a properly completed and duly executed Internal Revenue Service Form W-9. [On or prior to the Trade Date and at any other time reasonably requested by Counterparty, Dealer shall have delivered to Counterparty a properly completed and duly executed Internal Revenue Service Form W-9. ]13

(v)            Withholding Tax Imposed on Payments to Non-U.S. Counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to FATCA (a “FATCA Withholding Tax”). “FATCA” is defined as Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code. For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(w)            2015 Section 871(m) Protocol. The parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol (other than the provisions and amendments contains in paragraph 6 and any references thereto), as published by ISDA, are incorporated into and shall apply to this Confirmation and the Agreement as if set forth in full herein.

(x)            Payee Tax Representations.

(i)            For purposes of Section 3(f) of the Agreement, Counterparty represents that it is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the U.S. Treasury Regulations) for U.S. federal income tax purposes and “exempt” within the meaning of sections 1.6041-3(p) and 1.6049-4(c) of the U.S. Treasury Regulations from information reporting on U.S. Internal Revenue Service Form 1099 and backup withholding.

(ii)            [For the purposes of Section 3(f) of the Agreement, Dealer makes the following representations to Counterparty: [Dealer is a U.S. person (as that term is defined in Section 7701(a)(30) and used in Section 1.1441-4(a)(3)(ii) of the Treasury Regulations) for U.S. federal income tax purposes.] ]14

(y)            [U.S. Resolution Stay Protocol. To the extent that the QFC Stay Rules are applicable hereto, then the parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Confirmation and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.

13 NTD: Subject to modification to dealer-specific circumstances.

14 NTD: Subject to modification to dealer-specific circumstances.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.]15

(z)           Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(aa)        CARES Act. Counterparty represents and warrants that neither it nor any of its subsidiaries has applied, and neither it nor any of its subsidiaries shall until after the first date on which no portion of the Transaction remains outstanding following any final exercise and settlement, cancellation or early termination of the Transaction, apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (i) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (ii) (A) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that Counterparty or any of its subsidiaries comply with any requirement not to, or otherwise agree, attest, certify or warrant that it or any of its subsidiaries has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that neither it nor any of its subsidiaries has, as of the date specified in the condition, made a capital distribution or will make a capital distribution, or (B) where the terms of the Transaction would cause Counterparty or any of its subsidiaries under any circumstances to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance (collectively “Restricted Financial Assistance”); provided that Counterparty or any of its subsidiaries may apply for Restricted Financial Assistance if Counterparty either (x) determines based on the advice of outside counsel of national standing that the terms of the Transaction would not cause Counterparty or any of its subsidiaries to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance based on the terms of the program or facility as of the date of such advice or (y) delivers to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).  Counterparty further represents and warrants that the Premium is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of the Transaction (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).16

15 Include if QFC provisions are applicable to Dealer; otherwise, delete and include “[Reserved.]” for this section.

16 NTD. CARES Act representation subject to the Company’s review.

(bb)         [Insert Additional Dealer Boilerplate, If Any.]

Please confirm that the foregoing correctly sets forth the terms of our agreement by sending to us a letter or telex substantially similar to this facsimile, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms.

            Yours faithfully,

[DEALER]

By:
Name:
Title:

By:
Name:
Title:

Agreed and Accepted By:

SOLAREDGE TECHNOLOGIES, INC.

By:
Name:
Title:

[Signature Page to [Base] [Additional] Capped Call Confirmation]

Annex A

For each Component of the Transaction, the Number of Options and Expiration Date is set forth below.

Component Number	Number of Options	Expiration Date
1		[_____]
2		[_____]
3		[_____]
4		[_____]
5		[_____]
6		[_____]
7		[_____]
8		[_____]
9		[_____]
10		[_____]
11		[_____]
12		[_____]
13		[_____]
14		[_____]
15		[_____]
16		[_____]
17		[_____]
18		[_____]
19		[_____]
20		[_____]
21		[_____]
22		[_____]
23		[_____]
24		[_____]
25		[_____]
26		[_____]
27		[_____]
28		[_____]
29		[_____]
30		[_____]
31		[_____]
32		[_____]
33		[_____]
34		[_____]
35		[_____]

Component Number	Number of Options	Expiration Date
36		[_____]
37		[_____]
38		[_____]
39		[_____]
40		[_____]